Exhibit 3.1

[SEAL]	ROSS MILLER
	Secretary of State	Filed in the office of	Document Number
	206 North Carson Street		200904974515-21
	Carson City, Nevada 89701-4299	ROSS MILLER	Filing Date and Time
	(775) 684 5708	Ross Miller	06/18/2009 11:05 AM
	Website: nvsos.govz	Secretary of State	Entity Number
		State of Nevada	C23286-1998

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                          ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CARDTREND INTERNATIONAL INC.                                                                                                FILE# C23286-1998

2. The articles have been amended as follows (provide article numbers, if available):

Article One.
The name of the Company is Mezabay International Inc.

Article Three.
The total number of common stock shares has been increased from 500,000,000 (Five Hundred Million) shares to 1,500,000,000 (One Billion Five Hundred Million) shares at a par value of $0.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:    114,398,233 (73.42%)

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X  KATHERINE Y.L. TUNG, Secretary & Treasurer
Katherine Y.L. Tung

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                                                                                       Nevada Secretary of State Amend Profit-After
                               Revised: 3-6-09